Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend

ATLANTA, GA, May 25, 2016 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.14 per common share. The dividend will be paid on June 14, 2016 to the common stock shareholders of record as of June 6, 2016.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.5 billion in assets as of March 31, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com.